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                                                                   EXHIBIT 10(b)




                                 March 10, 1993




Mr. Lary R. Scott
3187 Alexis Drive
Palo Alto, California 94304

Dear Lary:

         The purpose of this letter is to confirm that the Compensation Committee, acting under authority of the Board of Directors of the Company ("Board"), has authorized me to extend an employment contract ("Agreement") to you as Chief Executive Officer of Carolina Freight Corporation (the "Company") and Carolina Freight Carriers Corporation in accordance with the terms and conditions herein outlined.

         First, the term of the Agreement shall be for a period of three years, which shall commence on March 22, 1993 and shall continue in effect until March 21, 1996; provided, however, that on March 21, 1994 the Agreement shall be automatically extended the term of this Agreement for one additional year (to March 21, 1997) unless at least ninety (90) days prior to such March 21, 1994 the Company shall have given written notice to you that this Agreement shall not be so extended; and, in the event the Agreement has been extended to March 21, 1997 the term shall be further automatically extended by the Company for another year on March 21, 1995 (to March 21, 1998) unless the Company shall have given written notice to you at least ninety (90) days prior to March 21, 1995 that this Agreement shall not be so extended.

         Second, your base salary shall not be less than $250,000 during the first year of this Agreement and shall be adjusted upward annually to such amount as the Compensation Committee shall, in its discretion determine, but in no event less than an amount equal to the average percent of increase allowed to that group of employees who comprise the officer group of Carolina Freight Corporation. In the event of a general pay reduction which applies to all officers of the Company, your base salary shall be reduced by an amount which shall be equal to the average percentage of reduction among all other officers of the Company.





                                                           _____           _____
                                                            LRS             KGY

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Mr. Lary R. Scott
Page 2
March 10, 1993



         Third, you will be granted an option to purchase 35,000 shares of the common stock of the Company at a per share purchase price that is equal to the closing price of said stock as of the first day of your employment.

         Fourth, bonuses shall be paid to you in such amounts as shall be determined by the Compensation Committee but shall be paid in at least an amount that is 125% of the highest bonus paid to any officer of Carolina Freight Corporation pursuant to the terms of the Carolina Freight Carriers Corporation and Red Arrow Incentive Bonus Plan approved by the Carolina Freight Corporation Board of Directors on January 6, 1993 or any successor plan applicable to the officers of the Company.

         Fifth, the Company will provide you a membership in the Gaston Country Club, Gastonia, North Carolina which shall include payment by the Company of initiation fees, dues, and assessments.

         Sixth, a company car will be provided to you in accordance with the Company's practice of providing automobiles for use by its officers.

         Seventh, employee benefits which are provided to other officers of the Company will be provided to you including, but not limited to, vacation, holiday, and sick leave; group health and life insurance coverage; Senior Executive Benefit Plan; Employee Savings and Protection Plan; Deferred Compensation Plan; Severance Pay Agreement; Indemnity Agreement; and, Pension Plan. Benefits provided under any of the foregoing plans, as well as new plans which may be instituted by the Company, are subject to change. Any such changes may impact your individual benefit but shall be commensurate with the benefits provided to other officers of the Company.

         Eighth, termination by the Company of your employment for Cause, as defined herein, shall also terminate the Company's obligation to perform further on any provision of this Agreement except as to those benefits referred to in paragraph Seventh which shall be provided to you in accordance with specific terms of plan documents and agreements governing such benefits. "Cause" shall mean (1) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is





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                                                            LRS             KGY

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Mr. Lary R. Scott
Page 3
March 10, 1993


delivered to you by the Chairman of the Board which specifically identifies the manner in which you have not substantially performed your duties, or (2) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph, no act or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. You shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a regular meeting or a meeting called and held for the purpose, finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (1) or (2) of this paragraph and specifying the particulars thereof in detail.

         Ninth, termination by you of your employment for "Good Reason" during the term of this Agreement shall require the Company to continue to fulfill all obligations herein set forth during the term as fully as if you were continued in full employment under the Agreement. The term "Good Reason" shall mean (1) a substantial change in your status or a significant alteration of your job responsibilities (except in connection with the termination of your employment for Cause, disability or retirement or as a result of your death or by you other than for Good Reason), (2) a reduction by the Company in your base salary, (3) the failure by the Company to continue in effect any plan in which you are now participating (or plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect the continued participation in any of such plans on at least as favorable a basis to you or which would materially reduce your benefits in the future under any of such plans or deprive you of any material benefit enjoyed by you, (4) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy, (5) the Company's requiring you to be based anywhere other than within a radius of fifty (50) miles of the city of Cherryville except for required travel on Company business consistent with reasonable business travel that might ordinarily be expected of one occupying your position, or (6) any purported termination by the Company of your employment which is not effected pursuant to the requirements of the eighth paragraph of this Agreement.





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                                                            LRS            KGY

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Mr. Lary R. Scott
Page 4
March 10, 1993



         Please indicate your acquiescence and assent to this Agreement by initialing each of the previous pages at the space provided and by countersigning the last page of this letter.

                                                          Yours sincerely,



                                                          K. G. Younger
                                                          Chairman of the Board

Agreed to this _______
day of March, 1993.

________________________
Lary R. Scott


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